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                                                                                                                     EXHIBIT 12.2

                                              COSTILLA ENERGY, INC.

                                      RATIO OF EARNINGS TO FIXED CHANGES
                                                 (in thousands)

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                                                                                                          Three Months Ended
                                                               Year Ended December 31,                         March 31,
                                                 ---------------------------------------------------   -------------------------
                                                                                               Pro                         Pro
                                                                Historical                    Forma       Historical      Forma
                                                 -----------------------------------------   -------   ----------------   ------
                                                 1991    1992     1993     1994      1995      1995      1995     1996     1996
                                                 ----   ------   ------   ------   -------   -------   -------   ------   ------
Net income (loss) before income taxes            $232   $  386   $   50   $  203   $(4,311)  $(7,857)  $(1,051)  $   12   $ (299)
Fixed charges                                     683      780    1,599    3,503    10,860    26,255       893    3,725    6,109
                                                 ----   ------   ------   ------   -------   -------   -------   ------   ------
    Earnings                                     $915   $1,166   $1,649   $3,706   $ 6,549   $18,398   $  (158)  $3,737   $5,810
                                                 ----   ------   ------   ------   -------   -------   -------   ------   ------
Fixed charges:
  Interest expense                               $179   $  365   $  605   $1,458   $ 4,454   $11,631   $   407   $1,704   $2,908
  Interest portion of operating lease payments     10       11      110      198       311       311        24       35       35
  Depreciation, depletion and amortization        494      404      884    1,847     6,095    14,313       462    1,986    3,166
                                                 ----   ------   ------   ------   -------   -------   -------   ------   ------
    Fixed charges                                $683   $  780   $1,599   $3,503   $10,860   $26,255   $   893   $3,725   $6,109
                                                 ----   ------   ------   ------   -------   -------   -------   ------   ------
Ratio of earnings to fixed charges                1.3      1.5      1.0      1.1       n/a       n/a       n/a      1.0      n/a
                                                 ----   ------   ------   ------   -------   -------   -------   ------   ------
Amount that earnings are insufficient to
 cover fixed charges                              n/a      n/a      n/a      n/a   $(4,311)  $(7,857)  $(1,051)     n/a   $ (299)
                                                 ----   ------   ------   ------   -------   -------   -------   ------   ------
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